As filed with the Securities and Exchange Commission on February 3, 2014	Registration No. 333-189200

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1/A

PRE-EFFECTIVE AMENDMENT NO. 7

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON INVESTMENT AND DEVELOPMENT CORP.
(Name of small business issuer in its charter)

Nevada	6552	46-1845946
(State or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

675 VFW Parkway, Suite 189 Chestnut Hill, MA 02467 1-800-488-2760
(Address and telephone number of principal executive offices and principal place of business)
Harold Fisher, Esq., Boston Investment and Development Corp. 675 VFW Parkway, Suite 189 Chestnut Hill, MA 02467 1-800-488-2760
(Name, address and telephone number of agent for service)

Copies to:

C. Parkinson Lloyd, Esq.

Kirton McConkie

50 East South Temple Street

Suite 400

Salt Lake City, Utah 84111

Telephone: (801) 328-3600

Facsimile: (801) 321-4893

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Non-accelerated filer (Do not check if a smaller reporting company)	[ ]
Accelerated filer	[ ]	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.0001 par value	622,000	$1.00	(1)	$622,000	$85

(1)	The offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on prior sales of Common Stock of Boston Investment and Development Corp. at a price of $1.00 per share.
(2)	Calculated in accordance with Rule 457(g)(1).
(3)	Fee of $273 paid with initial filing. No additional fee due.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2014

BOSTON INVESTMENT AND DEVELOPMENT CORP.

622,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by 46 selling stockholders of up to 622,000 shares of the common stock of Boston Investment and Development Corp., par value $0.0001 per share. The Selling Stockholders will offer their shares at $1.00 per share until our securities are quoted on the OTC Bulletin Board or the OTC Markets Group, and thereafter at prevailing market prices or privately negotiated prices, except for sales by The Mazzal Trust and Nissim Trabelsi, the sales of whose shares will be at the fixed price of $1.00 per share if sold pursuant to this Prospectus. The Selling Stockholders will receive all of the proceeds from the sale of the Shares and the Company will receive none of those proceeds.

There is currently no public market for our securities. Our Common Stock is not publicly traded. Management anticipates that an application will be filed with FINRA for the public trading of our Common Stock on the over-the-counter markets (the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services), but there is no assurance that the application will be approved or that our Common Stock will be quoted on the OTC Bulletin Board, or any stock exchange.

The selling stockholders may sell common stock from time to time in the principal market once it develops at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

Boston Investment and Development Corp. is a development stage company and currently has no revenues.  The Company is an Emerging Growth Company under the JOBS Act of 2012, and the Company has chosen to take advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(B) of the JOBS Act.  Investing in our common stock involves risks. See “Risk Factors” on page 4.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February ___, 2014.

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TABLE OF CONTENTS

Prospectus Summary	1
Boston Investment and Development Corp.	1
The Offering	2
Risk Factors	4
Forward-looking Statements	11
Use of Proceeds	12
Dividend Policy	12
Determination Of Offering Price	12
Selling Stockholders	13
Plan Of Distribution	15
Description Of Securities	16
Transfer Agent	18
Description of Business	18
Employees	23
Management’s Discussion And Analysis Of Financial Condition; Plan Of Operation	24
Plan of Operation	25
Change In Disagreements With Accountants On Accounting And Financial Matters	25
Security Ownership of Certain Beneficial Owners and Management	26
Directors, Executive Officers	26
Background of Officers and Directors	26
Executive Compensation	27
Employment Agreements	28
Indemnification	28
Market For Common Equity And Related Shareholder Matters	28
Available Information	29
Interests Of Named Experts And Counsel	30
Certain Relationships And Related Transactions	30
Legal Proceedings	30
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	30
Experts	31
Legal Matters	31
Financial Statements	F-1

EXPLANATORY NOTE: This Amendment No. 7 is filed to provide an updated Exhibit 23.1. Only Part II of the Registration Statement is filed as part of this Registration Statement. No other changes were made to Part I of the Registration Statement.

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 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

Accounting, Legal and Professional Fees	$15,000
Edgar Filing Fees	$273
Transfer Agent Fees, Miscellaneous	$5,000
TOTAL	$20,273

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of her duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Nevada laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

From January to April 2013, the Company sold a total of 22,000 shares of its restricted common stock to 44 individuals with whom Mr. Trabelsi had prior business and personal contacts. The price per share paid was $1.00. Each of the Selling Stockholders entered into a stock purchase agreement with the Company, pursuant to which he or she made the following representations and warranties:

-	That he or she was purchasing the shares for investment purposes, and not with a view to resell or distribute the shares;
-	That he or she was the sole party in interest in connection with the purchase of the shares, and that no other person or entity had or would have upon the issuance of the shares any beneficial ownership interest in the shares or any portion of the shares, whether direct or indirect;
-	That he or she understood that the shares were restricted securities, and could only be resold in compliance with the securities laws;
-	That he or she was experienced in evaluating and making speculative investments, and had the capacity to protect his or her interests in connection with the acquisition of the shares and
-	That he or she had such knowledge and experience in financial and business matters in general, and investments in the real estate industry in particular, to be capable of evaluating the merits and risks of an investment in the Company.
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The shares were sold in a private placement transaction. Mr. Trabelsi, the Company’s founder, President, and sole promoter, had a pre-existing personal relationship with each of the Selling Stockholders.

Additionally, the Company issued 478,000 shares to Mr. Trabelsi in connection with his formation of the Company.

On March 31, 2013, the Company entered into the Purchase Agreement for the purchase of the Property, in connection with which the Company agreed to issue 1,500,000 shares of the Company’s common stock to the Mazzal Trust, an entity with which Mr. Trabelsi had a prior existing relationship.

No public solicitation was involved in any of the issuances, and each Selling Stockholder was contacted directly by the Company’s management. No commissions or fees were paid. The issuances of these shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as sales of securities not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Articles of Incorporation for BIDC (previously filed)
3.2	Bylaws of BIDC (previously filed)
5.1	Opinion (previously filed)
10.1	Standard Land Purchase and Sale Agreement (previously filed)
23.1	Consent of Dov Weinstein
23.2	Consent of Counsel (previously filed)
24	Power of Attorney (previously filed)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the undersigned Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(7)	The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chestnut Hill, Massachusetts, on January 31, 2014.

BOSTON INVESTMENT AND DEVELOPMENT CORP.

By:  /s/ Nissim Trabelsi

Nissim Trabelsi

President, CEO, CFO, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on February 3, 2014:

Signature	Title

/s/ Nissim Trabelsi	President, CEO, CFO, Director
Nissim Trabelsi	Principal Executive Officer, Principal Financial
Officer, and Principal Accounting Officer

/s/ Harold Fisher	Chariman
Harold Fisher

/s/ Mazzal Ilooz	Director
Mazzal Ilooz

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Harold Fisher	Chairman	January 31, 2014
Harold Fisher

/s/ Mazzal Ilooz	Director	January 31, 2014
Mazzal Ilooz

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